                                                                    EXHIBIT 21.1

                        Subsidiaries of the Registrant

Imparto Software Corporation, a California corporation

2order.com, Inc., a Georgia corporation

Primus Knowledge Solutions, K.K., A Japanese Corporation

Primus Knowledge Solutions (UK) Limited